Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Current Report on Form 8-K of our report dated February 10, 2021, relating to the Rasmussen, LLC and Subsidiary Audited Consolidated Financial Statements as of and for each of the fiscal years ended September 30, 2020 and 2019.

Sincerely,

/s/ McClintock & Associates, P.C.
McClintock & Associates